UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2011
RigNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1880 S. Dairy Ashford, Suite 300 Houston, Texas	77077-4760

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 674-0100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 27, 2011, RigNet, Inc. amended its existing credit agreement with Bank of America, N.A. to consolidate the “Existing Term Loan”, “Additional Term Loan”, and “Equipment Term Loan” (each as defined in the existing credit agreement prior to the date hereof) into a single $30,100,000 Loan accruing interest at the one month British Bankers Association LIBOR Rate plus 2.25% to 3.25% based on a funded debt to Adjusted EBITDA ratio. The maturity date of the new term loan was extended from May 2012 to May 2014. Quarterly payments will remain $2.2 million, with the remainder due upon maturity. Under the new term loan, the $10 million in restricted cash required under the existing term loan was released so RigNet will no longer be required to carry restricted cash on its balance sheet. The principal amount under the new term loan is approximately $75,000 more than the aggregate principal amount under the loans being terminated. The other provisions of the new credit agreement, including representations, warranties, covenants and events of default, are substantially similar to the provisions of the existing credit agreement. The foregoing description of the amendment to the existing credit facility does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment to Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 — Financial Statements and Exhibits
(c) Exhibits

Exhibit
Number	Exhibit Description

10.1	Fourth Amendment to Credit Agreement dated as of May 27, 2011, between RigNet, Inc., as Borrower, the various lenders named therein and Bank of America, N.A., as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.
By:	/s/ MARTIN L. JIMMERSON, JR.
Martin L. Jimmerson, Jr.
Chief Financial Officer
Dated: May 31, 2011

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

10.1	Fourth Amendment to Credit Agreement dated as of May 27, 2011, between RigNet, Inc., as Borrower, the various lenders named therein, and Bank of America, N.A., as Administrative Agent.